BRITISH COLUMBIA
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Number: BC0509287

CERTIFICATE
OF
CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that PHOTOCHANNEL NETWORKS INC. changed its name to PNI DIGITAL MEDIA INC. on June 4, 2009 at 11:27 AM Pacific Time.

Issued under my hand at Victoria, British Columbia
On June 4, 2009

RON TOWNSHEND
Registrar of Companies
Province of British Columbia
Canada